Exhibit 99.1

      Allegheny Technologies Announces Record Quarterly Earnings

    PITTSBURGH--(BUSINESS WIRE)--July 25, 2007--Allegheny Technologies Incorporated (NYSE:ATI):



-- Sales increased 21.5% to $1.47 billion
-- Net income increased 43% to $206.5 million, or $2.00 per share
-- Segment operating profit increased 38% to $357.2 million, or 24.3%
   of sales:
    -- High Performance Metals: 32.3% of sales
    -- Flat-Rolled Products: 20.7% of sales
    -- Engineered Products: 9.8% of sales
-- Year-to-date gross cost reductions of $54 million
-- Return on capital employed of 36.3%
-- Return on stockholders' equity of 49.0%
-- Net debt to total capitalization improved to 0.6%
-- Cash on hand was $530 million


    Allegheny Technologies Incorporated (NYSE:ATI) reported net income for the second quarter 2007 of $206.5 million, or $2.00 per share, on sales of $1.47 billion.

    In the second quarter 2006, ATI reported net income of $144.3 million, or $1.41 per share, on sales of $1.21 billion.

    For the six months ended June 30, 2007, net income was $404.3 million, or $3.93 per share, on sales of $2.84 billion. For the six months ended June 30, 2006, net income was $250.8 million, or $2.46 per share, on sales of $2.25 billion.

    "ATI's diversified global markets, broad product offerings, and operational execution delivered another quarter of double digit sales and earnings growth," said L. Patrick Hassey, Chairman, President and Chief Executive Officer.

    "Over 63% of year-to-date sales were generated by our key growth markets namely aerospace and defense, chemical process industry, oil and gas, and electrical energy. These key markets remain strong. We saw the benefits of our strategic growth initiatives as total shipments of ATI's titanium and titanium alloy products were 8.8 million pounds in the second quarter, nearly 14% higher than the second quarter 2006.

    "In our High Performance Metals segment, sales were over $557 million and operating profit was over 32% of sales. Sales of our premium titanium alloys and nickel-based superalloys remained strong to jet engine customers, for both OEM applications and spare parts. Sales of our titanium alloys to airframe customers continued to grow. High Performance Metals segment titanium product shipments in the second quarter 2007 were 16% higher than the second quarter 2006 and 10% higher than the first quarter 2007. Part of this increase is due to the expanding use of titanium in airframes. Specifically, in the second quarter 2007 sales of our titanium alloys to airframe customers were 43% higher than the first quarter 2007 and more than four times higher than the second quarter 2006. Looking at our nickel-based alloys and superalloys and specialty alloys, segment shipments were 6% higher than the second quarter 2006 and 14% higher than the first quarter 2007 driven largely by increased demand from the jet engine market.

    "We think we have good visibility into the demand from the aerospace market, and we believe ATI is very well positioned to benefit from exciting growth prospects in this market for many years.

    "In addition, our exotic alloys shipments grew by nearly 40% compared to last year's second quarter, primarily due to demand from the chemical process industry and electrical energy markets.

    "Our Flat-Rolled Products segment has been transformed into a highly profitable diversified specialty metals business. The magnitude of this transformation continued in the second quarter 2007 as sales were approximately $805 million and operating profit reached a record $166 million, or nearly 21% of sales, even while total shipments were comparatively low. Sales of our specialty and titanium sheet, specialty plate, and grain-oriented silicon electrical steel were all strong. In addition, substitution to lower nickel-bearing alloys continued to accelerate. However, many customers were cautious due to volatile raw materials prices, particularly for nickel, and the resulting high surcharges in the second quarter. This resulted in weak demand throughout the quarter for many stainless steel products.

    "Here are some points to consider about the transformation of our Flat-Rolled Products segment. Productivity has improved by over 40% since 2004. Gross cost reductions totaled nearly $300 million during the same period. New capital investments are paying off with improved productivity and reduced costs. In addition, we decoupled product pricing, and are more focused on key global growth markets, specifically chemical process industry, oil and gas, electrical energy, and aerospace and defense, which together accounted for nearly 50% of year-to-date segment sales.

    "Turning to our Engineered Products segment, operating profit was lower than the level we expect. Results in the tungsten products business were negatively impacted by the slower than planned ramp up of the use of ore in producing APT (ammonium paratungstate) in our newly expanded APT plant. This forced us to consume more scrap in the production of APT, which drove scrap material costs higher than expected in the quarter. This higher cost inventory will carry well into the third quarter. While we are now self-sufficient for our APT needs, including the flexibility to use either tungsten ore or scrap to produce APT, we don't expect to see the cost benefits of this capability until the fourth quarter 2007.

    "Looking ahead, we expect ATI's overall performance in the second half 2007 to be at least as good as that achieved in the first half 2007, with fourth quarter earnings stronger than third quarter earnings. We expect the third quarter to reflect higher costs of approximately $0.07 to $0.09 per share associated with scheduled major maintenance outages at several plants. The second half 2007 outlook could be impacted by continued volatility in raw materials costs."

    In concluding his remarks, Mr. Hassey said, "Our key growth markets remain strong, and we are well positioned to benefit from these markets. ATI's strategic capital projects remain on track and are expected to contribute significant growth with very good returns. We are in the process of replacing our existing $325 million secured domestic revolving credit facility with a new $400 million unsecured domestic revolving credit facility. We are pleased that this new credit facility has been extremely well received by our bank group. The new facility should be in place by the end of July.

    "In our High Performance Metals segment, titanium alloy shipments under long-term agreements are expected to continue to grow with the robust aerospace build rate. We also expect key growth markets in our Flat-Rolled Products segment to remain strong in 2007. Flat-rolled products orders and shipments should improve once the price of nickel stabilizes."



                                 Three Months Ended  Six Months Ended
                                      June 30            June 30
                                              In Millions
                                 -------------------------------------
                                   2007    2006(a)    2007    2006(a)
                                 -------- --------- -------- ---------

Sales                            $1,471.3 $1,210.8  $2,843.9 $2,251.3

Net income                       $  206.5 $  144.3  $  404.3 $  250.8

                                           Per Diluted Share
                                 -------------------------------------

Net income                       $   2.00 $   1.41  $   3.93 $   2.46

(a) Net income and net income per diluted share for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".


    Second Quarter 2007 Financial Highlights

    -- Sales increased to $1.47 billion, 21.5% higher than the second quarter 2006. Compared to the second quarter 2006, sales increased 24% in the High Performance Metals segment, 24% in the Flat-Rolled Products segment, and were essentially flat for the Engineered Products segment.

    -- Segment operating profit improved to $357.2 million, an increase of $98.3 million, or 38%, compared to the second quarter 2006 as a result of improved performance of the High Performance Metals and Flat-Rolled Products segments. Second quarter 2007 results included a LIFO inventory valuation reserve charge of $21.7 million, due primarily to higher nickel and nickel-bearing scrap prices. The LIFO inventory valuation reserve charge was $45.5 million in the second quarter 2006.

    -- Net income was $206.5 million, or $2.00 per share, compared to $144.3 million, or $1.41 per share, in the second quarter 2006. Results for the second quarter 2007 included a provision for income taxes of $119.4 million, or 36.6% of income before tax. The second quarter 2006 provision for income taxes was $65.4 million, or 31.2% of income before tax, which benefited from a $10.2 million reduction of the deferred tax valuation allowance due to the expected future realization of state income tax credits.

    -- Cash flow from operations for the 2007 first half was $186.7 million as improved operating earnings were partially offset by a further investment of $318.7 million in managed working capital.

    -- Cash on hand was $529.6 million at the end of the second quarter 2007.

    -- Gross cost reductions, before the effects of inflation, totaled $54.3 million company-wide for the 2007 first half.

    High Performance Metals Segment

    Market Conditions

    -- Demand for our titanium alloys, nickel-based alloys and superalloys, and vacuum-melted specialty alloys was strong from the aerospace and defense, and oil and gas markets. Demand was strong for our exotic alloys from the global chemical process industry, aerospace and defense, and nuclear electrical energy markets.

    Second quarter 2007 compared to second quarter 2006

    -- Sales increased 24% to $557.7 million. Shipments increased 16% for titanium and titanium alloys, 6% for nickel-based and specialty alloys, and 39% for exotic alloys. The improvement for titanium and titanium alloy shipments reflects the increasing business activity associated with supplying material for aircraft airframes. Average selling prices increased 43% for nickel-based and specialty alloys, but decreased 7% for both titanium and titanium alloys, and for exotic alloys. The increase in the average selling price for nickel-based and specialty alloys was primarily due to improved product mix and increased index pricing associated with higher raw material costs, primarily nickel. The decline in titanium and titanium alloy pricing was primarily due to reduced index pricing associated with lower raw material costs. The decline in the average price of exotic alloys was primarily due to product mix.

    -- Segment operating profit increased to $180.2 million, or 32.3% of sales, a $23.0 million increase compared to the second quarter 2006. The increase in operating profit primarily resulted from increased shipments and the benefits of gross cost reductions. Raw material cost inflation and higher inventory levels resulted in a LIFO inventory valuation reserve charge of $1.6 million in the second quarter 2007, compared to a $18.5 million charge in the second quarter 2006.

    --  Results benefited from $11.6 million of gross cost reductions.

    Flat-Rolled Products Segment

    Market Conditions

    -- Demand was strong for our specialty and titanium sheet, specialty plate, and grain-oriented silicon electrical steel products from the chemical process industry, oil and gas, electrical energy, and aerospace and defense markets. Demand for stainless sheet commodity products was lower primarily due to U.S. service center customers reducing inventories and remaining cautious due to volatile nickel costs and the related surcharges.

    Second quarter 2007 compared to second quarter 2006

    -- Sales were $804.6 million, 24% higher than the second quarter 2006, as significantly higher raw material surcharges and improved product mix offset a 29% decrease in pounds shipped. While total high-value products shipments were 8% lower than the second quarter 2006, shipments of specialty and titanium sheet, specialty plate, and grain-oriented silicon electrical steel increased 4%. Shipments of commodity products decreased 40%. Average transaction prices for all products, which include surcharges, were 73% higher.

    -- Segment operating profit increased to $166.3 million, or 20.7% of sales, a $79.8 million increase compared to the second quarter 2006. The significant increase in operating profit was primarily as a result of improved product mix for higher value products and the benefits of gross cost reductions. Raw material cost inflation, primarily nickel and nickel-bearing scrap, resulted in a LIFO inventory valuation reserve charge of $20.2 million in the second quarter 2007, compared to a $27.0 million charge in the second quarter 2006.

    --  Results benefited from $14.2 million in gross cost reductions.

    Engineered Products Segment

    Market Conditions

    -- Demand for our tungsten and tungsten carbide products was strong from the power generation, aerospace and defense, and medical markets, and demand was soft from the oil and gas market for down-hole drilling applications. Demand was strong for our forged products from the construction and mining, and oil and gas markets, and demand was soft from the transportation market. Demand for our cast products was strong from the wind energy market, and was good from the transportation and oil and gas markets. Demand remained very strong for our titanium precision metal processing conversion services.

    Second quarter 2007 compared to second quarter 2006

    --  Sales of $109.0 million were comparable to the second quarter
        2006.

    -- Segment operating profit was $10.7 million, or 9.8% of sales, compared to $15.2 million, or 13.8% of sales, for the comparable 2006 period. The decline in operating profit was primarily due to higher purchased raw material costs and start-up costs associated with fully expanding our capacity to internally source all of our ammonium paratungstate (APT) requirements.

    --  Results benefited from $0.8 million of gross cost reductions.

    Retirement Benefit Expense

    -- Retirement benefit expense decreased to $7.5 million in the second quarter 2007, compared to $20.3 million in the second quarter 2006, primarily as a result of higher than expected returns on plan assets in 2006 and the positive benefits of the voluntary pension contribution made in 2006.

    -- For the second quarter 2007, retirement benefit expense included in cost of sales was $5.1 million and in selling and administrative expenses was $2.4 million. For the second quarter 2006, the amount of retirement benefit expense included in cost of sales was $14.0 million, and the amount included in selling and administrative expenses was $6.3 million.

    Other Expenses

    -- Selling and administrative expenses as a percentage of sales declined to 4.9% in the 2007 second quarter from 6.2% in the same period of 2006.

    -- Corporate expenses for the second quarter 2007 were $17.4 million, compared to $18.0 million in the year-ago period. This decrease was primarily due to lower expenses associated with long-term performance-based cash incentive compensation programs.

    -- Second quarter 2007 interest expense, net of interest income, decreased to $2.6 million from $5.8 million in the year-ago period primarily due to increased interest income resulting from higher cash balances and capitalization of interest costs on strategic capital projects.

    Income Taxes

    Results for the second quarter 2007 included a provision for income taxes of $119.4 million, or 36.6% of income before tax, for U.S. Federal, foreign and state income taxes. The second quarter 2006 included a provision of $65.4 million, or 31.2% of income before tax. The second quarter 2006 benefited from the elimination of a $10.2 million deferred tax valuation allowance with respect to certain state tax credits expected to be realized in future periods.

    Cash Flow, Working Capital and Debt

    -- Cash on hand was $529.6 million at the end of the second quarter 2007, an increase of $27.3 million from year end 2006.

    -- Cash flow from operations during the 2007 first half was $186.7 million as improved operating earnings were partially offset by a further investment of $318.7 million in managed working capital.

    -- The investment in managed working capital resulted from a $98.7 million increase in accounts receivable, which reflects the significantly higher level of sales in the second quarter 2007 compared to the fourth quarter 2006, and a $309.1 million increase in inventory mostly as a result of increased operating volumes and higher raw material costs, partially offset by a $89.1 million increase in accounts payable. Most of the increase in raw material costs is expected to be recovered through surcharge and index pricing mechanisms.

    -- At June 30, 2007, managed working capital was 31.5% of annualized sales, compared to 29.0% of annualized sales at year-end 2006. We define managed working capital as accounts receivable plus gross inventories less accounts payable.

    -- Cash used in investing activities was $147.3 million in the 2007 first half and consisted primarily of capital expenditures.

    -- Cash used in financing activities was $12.1 million in the 2007 first half as dividend payments of $26.5 million and a reduction in borrowings of $13.0 million were partially offset by $5.0 million of proceeds received from the exercise of stock options and tax benefits on share-based compensation of $22.4 million.

    -- Net debt as a percentage of total capitalization improved to 0.6% at the end of the second quarter 2007, compared to 3.3% at the end of 2006.

    -- There were no borrowings outstanding during the 2007 first half or all of 2006 under ATI's $325 million secured domestic borrowing facility, although a portion of the letters of credit capacity was utilized during both periods.

    -- In July 2007, we began the process of replacing our existing $325 million secured domestic revolving credit facility with a new $400 million unsecured domestic revolving credit facility. The new credit facility provides ATI with reduced letter of credit and borrowing rates, and removes an impediment identified by one of the credit rating agencies to achieving an investment grade corporate credit rating. We anticipate that new facility will be in place by the end of July.

    New Accounting Pronouncement Adopted in 2007

    -- As required, in the first quarter 2007 we adopted Financial Accounting Standards Board Staff ("FASB") Position titled "Accounting for Planned Major Maintenance Activities" ("FSP PMMA"). The FSP PMMA prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities, which is the policy we had used to record planned plant outage costs on an interim basis within a fiscal year, and also to record the costs of major equipment rebuilds which extend the life of capital equipment. Under the FSP PMMA, we now report results using the deferral method whereby major equipment rebuilds are capitalized as costs are incurred and amortized to expense over the estimated useful lives, and planned plant outage costs are fully recognized in the interim period of the outage. As required by the FSP PMMA, the Company's financial statements have been restated for all periods as if the FSP PMMA had been applied to the earliest period presented. The adoption of the FSP PMMA on January 1, 2007, resulted in an increase to retained earnings of $10.3 million, net of related taxes. Additionally, net income for the three and six months ended June 30, 2006, increased $3.9 million, or $0.04 per share, and $7.9 million, or $0.08 per share, respectively.

    Allegheny Technologies will conduct a conference call with investors and analysts on July 25, 2007, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on "Conference Call". In addition, the conference call will be available through the CCBN website, located at www.ccbn.com.

    This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, construction and mining, automotive, electrical energy, chemical process industry, oil and gas, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) our ability to replace existing credit arrangements on the terms or timing anticipated; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2006, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

    Building the World's Best Specialty Metals Company(TM)

    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.5 billion during the most recent four quarters ending June 30, 2007. ATI has approximately 9,500 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.



Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

                               Three Months Ended   Six Months Ended
                                     June 30             June 30
                               ------------------- -------------------
                                 2007    2006 (a)    2007    2006 (a)
                               --------- --------- --------- ---------

Sales                          $1,471.3  $1,210.8  $2,843.9  $2,251.3
Costs and expenses:
 Cost of sales                  1,069.8     918.7   2,055.9   1,711.1
 Selling and administrative
  expenses                         72.7      75.4     150.8     148.3
                               --------- --------- --------- ---------
Income before interest, other
 income (expense) and income
 taxes                            328.8     216.7     637.2     391.9
Interest expense, net              (2.6)     (5.8)     (6.9)    (13.3)
Other income (expense), net        (0.3)     (1.2)      0.2      (2.5)
                               --------- --------- --------- ---------
Income before income tax
 provision                        325.9     209.7     630.5     376.1
Income tax provision              119.4      65.4     226.2     125.3
                               --------- --------- --------- ---------

Net income                     $  206.5  $  144.3  $  404.3  $  250.8
                               ========= ========= ========= =========

Basic net income per common
 share                         $   2.03  $   1.45  $   3.98  $   2.53
                               ========= ========= ========= =========

Diluted net income per common
 share                         $   2.00  $   1.41  $   3.93  $   2.46
                               ========= ========= ========= =========


Weighted average common shares
 outstanding -- basic
 (millions)                       101.8      99.7     101.6      99.2

Weighted average common shares
 outstanding -- diluted
 (millions)                       103.1     102.4     102.9     102.1

Actual common shares
 outstanding--end of period
 (millions)                       102.2     100.7     102.2     100.7

(a) Results for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".




Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

                               Three Months Ended   Six Months Ended
                                     June 30             June 30
                               ------------------- -------------------
                                 2007    2006 (a)    2007    2006 (a)
                               --------- --------- --------- ---------
Sales:
High Performance Metals        $  557.7  $  450.2  $1,035.1  $  862.3
Flat-Rolled Products              804.6     650.8   1,588.3   1,168.0
Engineered Products               109.0     109.8     220.5     221.0
                               --------- --------- --------- ---------

Total External Sales           $1,471.3  $1,210.8  $2,843.9  $2,251.3
                               ========= ========= ========= =========

Operating Profit:

High Performance Metals        $  180.2  $  157.2  $  347.7  $  302.4
% of Sales                         32.3%     34.9%     33.6%     35.1%

Flat-Rolled Products              166.3      86.5     326.5     138.0
% of Sales                         20.7%     13.3%     20.6%     11.8%

Engineered Products                10.7      15.2      23.3      33.0
% of Sales                          9.8%     13.8%     10.6%     14.9%
                               --------- --------- --------- ---------

Operating Profit                  357.2     258.9     697.5     473.4
% of Sales                         24.3%     21.4%     24.5%     21.0%

Corporate expenses                (17.4)    (18.0)    (38.4)    (31.9)

Interest expense, net              (2.6)     (5.8)     (6.9)    (13.3)
Other expense, net of gains on
 asset sales                       (3.8)     (5.1)     (6.6)    (11.2)

Retirement benefit expense         (7.5)    (20.3)    (15.1)    (40.9)
                               --------- --------- --------- ---------

Income before income taxes     $  325.9  $  209.7  $  630.5  $  376.1
                               ========= ========= ========= =========

(a) Results for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".




Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

                                                 June 30, December 31,
                                                   2007       2006 (a)
                                                 -------- ------------
ASSETS

Current Assets:
Cash and cash equivalents                        $  529.6    $  502.3
Accounts receivable, net of allowances for
 doubtful accounts of $5.7 at June 30, 2007 and
 December 31, 2006, respectively                    709.9       610.9
Inventories, net                                  1,054.0       798.7
Deferred income taxes                                26.4        26.6
Prepaid expenses and other current assets            34.7        49.4
                                                 ---------------------
   Total Current Assets                           2,354.6     1,987.9

Property, plant and equipment, net                  980.2       871.7
Cost in excess of net assets acquired               209.4       206.5
Deferred income taxes                               117.9       119.0
Other assets                                        124.0        95.4
                                                 -------- ------------

Total Assets                                     $3,786.1    $3,280.5
                                                 ======== ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                 $  445.3    $  355.1
Accrued liabilities                                 229.9       241.6
Accrued income taxes                                 66.2        22.7
Short term debt and current portion of long-term
 debt                                                22.2        23.7
                                                 ---------------------
   Total Current Liabilities                        763.6       643.1

Long-term debt                                      518.5       529.9
Retirement benefits                                 452.0       464.4
Other long-term liabilities                         170.2       140.2
                                                 -------- ------------
Total Liabilities                                 1,904.3     1,777.6
                                                 -------- ------------

Total Stockholders' Equity                        1,881.8     1,502.9
                                                 -------- ------------

Total Liabilities and Stockholders' Equity       $3,786.1    $3,280.5
                                                 ======== ============

(a) 2006 has been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance
 Activities".




Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
                                                     Six Months Ended
                                                          June 30
                                                     -----------------
                                                       2007   2006 (a)
                                                     -------- --------

Operating Activities:

    Net income                                       $ 404.3  $ 250.8

    Depreciation and amortization                       48.6     39.9
    Change in managed working capital                 (318.7)  (331.2)
    Change in retirement benefits                        4.4     26.1
    Accrued liabilities and other                       48.1     45.5
                                                     -------- --------
Cash provided by operating activities                  186.7     31.1
                                                     -------- --------
Investing Activities:
    Purchases of property, plant and equipment        (151.5)  (103.5)
    Asset disposals and other                            4.2      1.5
                                                     -------- --------
Cash used in investing activities                     (147.3)  (102.0)
                                                     -------- --------
Financing Activities:
    Net decrease in debt                               (13.0)    (2.4)
    Dividends paid                                     (26.5)   (20.0)
    Exercises of stock options                           5.0     27.3
    Tax benefits on share-based compensation            22.4     16.5
                                                     -------- --------
Cash provided by (used in) financing activities        (12.1)    21.4
                                                     -------- --------
Increase (decrease) in cash and cash equivalents        27.3    (49.5)
Cash and cash equivalents at beginning of period       502.3    362.7
                                                     -------- --------
Cash and cash equivalents at end of period           $ 529.6  $ 313.2
                                                     ======== ========

(a) Results for 2006 have been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance Activities".




Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

                                   Three Months Ended Six Months Ended
                                        June 30           June 30
                                   ------------------ ----------------
Volume:                              2007      2006    2007     2006
                                   --------- -------- ------- --------
 High Performance Metals (000's
  lbs.)
    Nickel-based and specialty
     alloys                           11,837   11,162  22,189   22,139
    Titanium mill products             7,809    6,735  14,877   13,126
    Exotic alloys                      1,426    1,028   2,411    2,205

 Flat-Rolled Products (000's lbs.)
    High value                       120,869  130,905 248,677  258,665
    Commodity                        149,437  248,248 311,117  433,693
                                   --------- -------- ------- --------
 Flat-Rolled Products total          270,306  379,153 559,794  692,358


Average Prices:
 High Performance Metals (per lb.)
    Nickel-based and specialty
     alloys                           $19.75   $13.84  $18.89   $13.38
    Titanium mill products            $31.75   $34.05  $32.29   $32.85
    Exotic alloys                     $38.66   $41.77  $40.65   $39.92

 Flat-Rolled Products (per lb.)
    High value                         $3.34    $2.35   $3.28    $2.29
    Commodity                          $2.63    $1.37   $2.46    $1.31
 Flat-Rolled Products combined
  average                              $2.95    $1.71   $2.82    $1.68




Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

                                                June 30,  December 31,
                                                  2007        2006
                                                --------- ------------

Accounts receivable                             $  709.9     $  610.9
Inventory                                        1,054.0        798.7
Accounts payable                                  (445.3)      (355.1)
                                                --------- ------------
Subtotal                                         1,318.6      1,054.5

Allowance for doubtful accounts                      5.7          5.7
LIFO reserve                                       509.3        466.7
Corporate and other                                 67.3         55.3
                                                --------- ------------
Managed working capital                         $1,900.9     $1,582.2
                                                ========= ============

Annualized prior 2 months sales                 $6,038.4     $5,453.5
                                                ========= ============

Managed working capital as a % of annualized
 sales                                              31.5%        29.0%

June 30, 2007 change in managed working capital $  318.7

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.




Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Net Debt to Capital
(Unaudited - Dollars in millions)

                                                June 30,  December 31,
                                                  2007      2006 (a)
                                                --------- ------------

Total debt                                      $  540.7     $  553.6
Less: Cash                                        (529.6)      (502.3)
                                                --------- ------------
Net debt                                        $   11.1     $   51.3

Net debt                                        $   11.1     $   51.3
Stockholders' equity                             1,881.8      1,502.9
                                                --------- ------------
Total capital                                   $1,892.9     $1,554.2

Net debt to capital ratio                            0.6%         3.3%
                                                ========= ============

In managing the overall capital structure of the Company, one of the measures on which we focus is net debt to total capitalization, which is the percentage of debt to the total invested and borrowed capital of the Company. In determining this measure, debt and total capitalization are net of cash on hand which may be available to reduce borrowings.

(a) 2006 has been restated in accordance with the adoption of the FASB Staff Position titled "Accounting for Planned Major Maintenance
 Activities".

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004